EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Brink’s Company:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-21393, 33-53565, 333-78631, 333-70758, 333-70772, 333-146673, 333-152552, 333-133073, 333-158285, 333-165567 and 333-188342) of The Brink’s Company of our reports dated February 23, 2017, with respect to the consolidated balance sheets of The Brink’s Company as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of The Brink’s Company.

/s/ KPMG LLP

Richmond, Virginia
February 23, 2017